EXHBIIT 99.1

Conference Call Transcript  August 12, 2003—Second  Quarter 2003

BART BROWN

Thank you operator and good afternoon everyone.  This is the earnings conference call for the Main Street and Main second quarter 2003. With me today are Bill Shrader, our President and COO and Mike Garnreiter, our CFO.  We also have other senior members of our management team joining us today.  We have Stuart Gee, the newest member of our operating management team and, our Senior VP of Bamboo Club Operations, Matthew Wickesberg, our VP of Strategy and Planning, and Cindy Ward, our Corporate Controller.  Finally, also on the call today is Mickey Herron, our General Counsel and Corporate Secretary who will get us started.   Mickey.

MICHAEL HERRON

Thanks Bart, good afternoon ladies and gentlemen:

Before we get started, I have to remind you that during the course of this call, various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from expectations, plans and prospects contemplated in these forward-looking statements as a result of various factors, including those discussed in our 2002 annual report of Form  10-K and prior Form  10-Qs which are on file with the SEC.  I encourage all listeners to read our Form 10-Q for the period ended June 30, 2003 which will be filed with the SEC later this week.

I would also like to point out that we will be discussing certain pro forma financial measures such as EBITDA and free cash flow on a historical and possibly on a forward-looking basis during this conference call.  These are non-GAAP financial measures under the recently adopted Regulation G.  Definitions of these non-GAAP financial measures, the importance of these measures to investors and reconciliations of these measures to the most directly comparable GAAP measures can be found in the press release which is also posted in the Investor Relations  section of Main Street & Main’s website at www.mainandmain.com.

With that, I’ll turn the call back to Bart.

BART BROWN

Thanks Mickey.  Today, we’re going to talk about our second quarter and six month results and review the status of where we see the business today as we head into the third quarter.   We’ll also discuss some recent trends and a significant transaction.

Ladies and Gentlemen, we had a solid quarter for the three months ended June 30, 2003.  Total revenue increased 3.8% to $60.1 million, a new company quarterly record for revenue in a quarter.  Our earnings per share increased from $0.08 to $0.11, on a fully diluted basis.  Just as we did in the first quarter, we generated nice profitability, and compared to the latter half of 2002, I’d say that we’ve stabilized the business and are moving things in the right direction.  Hopefully, the economy will continue to cooperate.

Driving our results for the quarter were a slightly larger base of restaurants, 72 versus 67 a year ago, and a same store sales increase of 1.3% for the quarter. This positive same store sales increase is the first positive increase for any full quarter since the second quarter of 2002.

Looking deeper, we credit our performance for this quarter to a number of  factors;

1.               We seemed to have pulled out of the economic doldrums that we saw in the second half of last year.  With the war winding down toward the end of April, guests slowly began to return to our restaurants.

2.               The T.G.I. Friday’s TV ad campaign drove increased guest volumes at our stores, particularly in June.

3.               We refined our marketing efforts across all three of our brands during the quarter.

4.               We redoubled our efforts on operations at the store level, and managed our G&A expenses very closely.

Our balance sheet has improved with about $1.8 million less long term debt than at the end of last year. Combined with our sustained improvement in EBITDA and Earnings for the first six months, we are certainly in better shape financially than we were two quarters ago.  To that point, we remain in compliance with our debt covenants at the end of the second quarter and expect to remain so through the September quarter, assuming current trends hold.

Two final noteworthy events during the quarter.  First, we opened our 10th Bamboo Club restaurant in Novi, Michigan, just outside of Detroit during the quarter and our 56th  owned T.G.I. Friday’s restaurant, located in the Desert Ridge Mall in Phoenix.  We are excited about these openings and preliminary results from these two restaurants are in line with our expectations. However, we are maintaining the conservative development philosophy that we adopted in late 2002 and which we have previously outlined to you.  That is, until we see a sustained economic recovery, we’ll focus on existing store level operations and continue to commit ourselves to preserving cash and enhancing our balance sheet.

Let me now turn the call over to our CFO,  Michael Garnreiter.

MIKE GARNREITER

Thanks Bart.

I’d like to spend a few minutes reviewing the primary components of our income statement and balance sheet.

For the second quarter ended June 30, 2003, we generated revenues of $60.1 million versus $57.8 million in the prior year’s second quarter.  The 3.8% increase was a function of having 5 additional restaurants in operation for this period versus last year and a same store sales increase of 1.3%.  Much like the first quarter of 2003, the second quarter exhibited contrasting sales trends.  April and early May reflected many of the sluggish economic characteristics that were prevalent over the preceding 12 months.  Late in May and June, however, we saw increased guest traffic presumably driven by a resolution of the war in Iraq and increased optimism surrounding the economy.  In addition, an effective T.G.I. Friday’s TV campaign drove higher customer volumes and contributed to our overall positive results in the second half, particularly in June.

Moving to the cost side of the P&L, our cost of sales for the quarter was $15.9 million or 26% of sales versus 27% in last year’s second quarter.  Our food and beverage costs continued to trend downward in this three-month period reflecting better supply chain management, positive support from our product suppliers and steady commodity prices on proteins.

Labor was flat-to-last-year as a percentage of sales at 31%.  Contributing factors were the maturation of our newer restaurants as well as productivity improvements in our Friday’s staffing model.  Both of these factors combined to hold labor expenses to 31%, a number that we believe is very good as a percentage of sales.

Other operating expenses include many non controllable costs that as a management team we simply cannot control on a short term  basis.  For example, this category includes such costs as occupancy, utilities, property taxes, general liability, workers compensation insurance, royalties, and advertising costs for the Fridays brand that we pay or are spent by Carlson.  Other operating costs increased to $18.1 million during the three month period, reflecting higher rent on Bamboo locations, higher general liability and workers compensation costs, especially in California, and a higher contribution to the Friday’s national advertising program in 2003 versus the level of contribution in 2002.  On a percentage of sales basis the increase was only 100 basis points to 30% of sales.

General and administrative expenses were slightly lower for the quarter at $2.3 million representing 3.7% of sales.  We are working hard to keep G&A expenses under control by reducing head count and avoiding unnecessary travel, and to a great extent we’ve succeeded.  Going forward our goal is to keep G&A expenses at or near 4% of sales as our reduced development schedule continues to take strain off our resources.

Second quarter pre-opening expenses decreased from $440,000 to $358,000 this year over last year, as a result of our reduced new store development schedule. Interest expense for the quarter was $971,000, higher than the prior years by over $200,000, reflecting the higher debt levels we have today versus last year.

Finally, a quick note about income taxes.  Our loss in 2002 brought with it new net operating loss carryforward.  Accordingly, we projected that we would have no income tax expense for the whole year of 2003 based on our current level of profitability.  However, we will need to review this computation based on the sale of our Sacramento stores which took place in the third quarter.  We are going to have a gain on that transaction and we have to make sure we understand the impact on our tax computation. Bart will discuss more about that gain a little later in this call. We will update the market in a timely fashion as the subject of income taxes gets more clear over the next quarter.

In terms of net income and earnings, we’re pleased to report $1.5 million of net income or $0.11 per share on a fully diluted basis versus $1.2 million last year or $0.08 per share.

Included in last year’s earnings was an 18% income tax rate versus a zero tax rate for this quarter as a result of using net operating losses.

For the quarter, EBITDA, a non-GAAP financial measure that we reconcile to net income in our press release and included on our website, was $4.8 million for the quarter versus $4.3 million in EBITDA the same period last year.    We are pleased with the improvement quarter-over-quarter and our slowed development schedule and increased efficiencies continued to make a big difference.

As I turn to the balance sheet, we ended the quarter with $4 million in cash, $53.7 million in long term debt, and $31.6 million in shareholder equity. We paid down $900,000 in long term debt principal during this quarter.  Diluted shares outstanding were 14.1 million for this quarter versus 15.3 million shares last year in the second quarter and it’s lower this year because employee stock options are out of the money.

From a liquidity standpoint, we believe we have the funds and cash flow that we need to run our business for the foreseeable future.  We ratcheted back our new store development and as we’ve stated, terminated some leases.  Right now, we are pleased to be in full compliance with all of our debt covenants and we expect to remain so as we move through the third quarter.

Lastly, as to capital expenditures over the last six months, we spent approximately $4.5 million in cap ex of which $700,000 was for maintenance cap ex, $200,000 was for technology improvements and $3.6 million was for new store development and construction. We expect that maintenance cap ex for the third quarter will be somewhere between $700,000 and $900,000, and we plan to open two additional Bamboo Clubs in the fourth quarter.  We expect that we will be able to fund our Capital Expenditure Program through the balance of this year with our existing cash balances and cash provided from operations.

With that, I’ll turn things over to Bill Shrader, our President and Chief Operating Officer.

BILL SHRADER

Thanks Mike.

As is becoming customary, I’d like to review our brand portfolio and comment on the actions we’re taking for the remainder of 2003.

First, with regard to our T.G.I. Fridays we’ve seen clear improvement in our year-to-date results versus results in the second half of 2002.  Given the fairly quick resolution to the war in

Iraq, consumers seemed to be  somewhat more optimistic during the second half of the quarter than in the past and the economy is starting to show signs of a rebound in our core markets. Also during the quarter, the Friday’s ad campaign, which in our view is delivering the right message to the right customer base, drove improved customer volumes.  We tend to see a positive correlation between the ads and same store sales when they run.

Thankfully the war wasn’t a long one and we’re pleased that the “war affect” seems to be over. It seems consumers are once again leaving their TV sets and going out to dinner.

As we move into the third quarter and throughout the remainder of 2003, we want to maintain the momentum we have with Friday’s and the refocusing on these key items:

First, as I’ve said on in past phone calls, we will continue to strengthen our staff scheduling model to continue to manage labor at all of our stores.  Although we run very lean in labor to begin with, we believe that we can continue to make further progress. Any improvement will certainly be magnified if the economy rebounds and the inherent operating leverage in our model kicks in.

Second, our recently formed safety committee can continue to analyze our operations and look to change policies and behaviors.  We want to reduce accidents and risks to both our guests and employees and to reduce the impact of increasing insurance costs.

Third, we will continue to explore ways to manage and reduce our utility costs by working with our vendor to install monitoring devices designed to regulate and reduce utility usage.

Our supply chain efforts combined with a strong food distribution relationship have further helped reduce food costs this quarter and allows for product promotions to take advantage of current, favorable market conditions.

Also, we’ll continue to review our product pricing in key markets to make sure that we are market priced.  As you know, starting in March we have taken price increases on certain items in select markets (primarily in California), but not to our signature items. We have seen the first full quarterly impact of these price changes in the second quarter and we are pleased with the increases in revenue.  And more importantly, we have not seen any negative push back by our Fridays’ customer.

As many of you know, the media program for most of 2002 was not well received by our customer base.  Fortunately, in mid February of 2003, Carlson launched the first of five flights in

2003 of television ads and we believe effectively delivered the Friday’s message to our customers.  The initial results are encouraging although the war coverage prevented us from finding a discernable trend during the quarter.  Over the last few months, however, with the war affect tapering off, we’ve seen a nice sales rebound, especially in June.  This is an encouraging sign about the broader state of the economy.  Although we don’t have any TV flights scheduled for the remainder of the third quarter, we plan to supplement our advertising with radio in key markets.

In terms of the Bamboo Club, we continue to refine the concept and look to improve our 10 existing locations.  As part of that effort we are extremely excited to have added Stuart Gee to our senior management team, as our new Senior Vice President of Bamboo Club operations.  As many of you know we announced Stuart’s hiring on July 22 and he brings to Main Street & Main over 16 years operating experience with major restaurant companies such as Brinker International and Darden Restaurants.  Specifically, Stuart brings significant operating expertise to our company, and over his career, he’s had full accountability for a 170 store chain with $500 million in revenue.  In our view, Stuart will strengthen the Bamboo Club team and as we go forward, we know he’ll add plenty of value as we contemplate a rollout of future locations.

During the quarter, we opened #10 of our Bamboo Club in Novi, Michigan, outside of Detroit.  Novi has impressed us with its opening.  It continues to improve its sales nearly every week, and has reached an impressive, just recently, $60,000 sales per week.

We continue to analyze and refine our Bamboo clubs operations with a focus on profitability and operational execution. During the quarter:

1.  We remained very focused on spending G & A labor effectively.

2.  We incorporated supply chain buying which will continue to reduce our food costs and beverage costs, without negatively impacting our guest experience.

3.  We also see increasing labor efficiency as newly opened  restaurants begin to mature.

We should note that in the initial 4 to 6 months of a new store opening, our labor costs, especially labor, are higher as a percent of sales as we overstaff to ensure that the guest has a positive experience

Our current plans call for two more Bamboo Clubs opening this year.  The next one is in Desert Ridge, Arizona which should open early in the fourth quarter.  Later in  the fourth  quarter, another Bamboo Club will be added to the mix at the Triangle Town Mall in Raleigh

North Carolina.  This is an exciting  new location for us in 2003 and Bart will elaborate on this in his remarks.

Speaking of Bamboo Club operations, we currently have two locations that are operating significantly below our expectations.  Those two are Aventura, which is in North Miami Beach, and Newport, which is in Kentucky.  As many of you know, Aventura  just recently opened and the landlord is building an escalator at our request that will eventually lead right to our front door.  Construction has started and is impacting this location, but we still expect sales to improve when construction is completed later this fall.  As to Newport, sales have been below expectations.  This is a great looking mall but our position in the project does not get the visibility or the traffic we had expected.  We are exploring a variety of options to improve its volume and of course the summer months are critical months for sales at this restaurant.

From a marketing perspective, we continue to create several important initiatives.  Our marketing calendars for each brand are full with local activities and media designed to expand customer awareness. We will begin full radio flights in key markets for both Fridays and Bamboo brands to support our direct mail advertising to drive traffic to our stores.  Finally, we are excited about a new “Rewards” program we expect to introduce later this year for the Bamboo Club.

To sum up the quarter, all of us feel very good that we earned $0.11 per share. With the reduced development schedule we expect to remain in compliance with our debt covenants through September 30, 2003.  We are focused on expenses and operations and feel we have the team in place to sustain our improving results.

The other “takeaway” for the quarter in my view, is Main Street and Main’s financial flexibility.  I realize we’ve talked a lot about debt levels and debt covenants but the fact of the matter is, we have the ability to raise capital through small asset sales when necessary.  It’s something we’re prepared to do if we need additional liquidity.

With that, I’d like to turn the call back to Mr. Brown.

BART BROWN

Thanks Bill.  Speaking of asset sales, we’ve told you over the last year or so that we would report to you when we had something meaningful to report.  On July 22, 2003 we announced the sale of three Fridays restaurants in the Sacramento, California area along with the rights to develop that specific territory.  The purchase price was $6.7 million, a 5.5 times  multiple of store level EBITDA. We expect to report a gain on the sale of approximately $3.8 million after all expenses, but before related taxes.  We concluded, after some extensive study, that this portion of Northern California would not be a focus for future development by Main Street, so it was a very positive sales transaction for our company.

As I’ve said in past quarters, from time to time we explore possible situations to buy or sell a small number of locations.  If and when any future transactions materialize, we will announce it to you in a timely manner.

There’s another important development that occurred subsequent to the quarter, and that is at the end last year we had signed five leases for Bamboo Club locations and we did not have enough cash or funding to build these restaurants.  One of the locations was Raleigh Durham, North Carolina.  The landlord in this situation filed a lawsuit that we previously reported to you for Main Street and Bamboo Club breaches of this lease.  Over the past several months we have had negotiations and discussions with the landlord and I’m very pleased to report that we have now settled this litigation.  We’ve agreed to some modifications of the lease and, due to the sale of  the Sacramento market, we now have enough cash to build this restaurant.  As Bill said, it will be open before the end of the year so that we will have the Desert Ridge Mall Bamboo Club open in October and Raleigh Durham before the end of the year.

I also can’t say enough about our enthusiasm with having Stuart Gee join our management team.  For a long time many of you have suggested we need more diversified restaurant operating experience on our team. We feel Stuart strongly satisfies that objective.

On the corporate governance front we are very pleased to announce that Kenda B. Gonzales, who is as an independent financial expert under today’s SEC definitions, has been elected chairman of our audit committee.  Kenda is currently the chief financial officer of the Apollo Group, a public company that owns and operates the University of Phoenix and related companies.  This means our audit committee will have 4 members, all of whom are independent.  We are very proud of this and Kenda joining our team.

In terms of our expectations for the third quarter, the volatility we experienced during the first two quarters was very unusual, with the war, the seemingly strengthening of the economy and the success of our TV advertising.  These factors prevent us from being able to assess any meaningful, longer term trends. All of these uncertainties, and ongoing questions about the economy, leave us unable to predict.  We cannot offer guidance for the third quarter at this time.

Finally, as one last item before I turn the call over for questions. As we have said before, we have a very experienced management team that is fully aligned with the interests of our shareholders.

We thank you for listening.  Operator, lets open up the call for questions.

Caller #1:

Question:                    Hi, good afternoon guys.  Well, it looks like you guys have turned the corner here a little bit.  Congratulations on weathering some pretty turbulent times.  Now, again, congratulations on raising some cash.  You guys were able to, you had said $6.7 million for the three restaurants?

Answer:                           Yes.

Question:                    Okay, so about $2.25 million per?

Answer:                           Yes.

Question:                    Okay.  With that money raised, obviously you said you are going to be spending some of that on opening the new Bamboo Club.  What does your net cash look like at quarter end?

Answer:                           At the end of the second quarter Jim, we’re at $4 million and that’s held true so far for the month of July and then we would have added the net cash which was a little over $3 million, as I recall, from the sale, and that’s still in the bank.

Question:                    So does that get you to 7 or that gets you to 4?

Answer:                           No, it gets us about to 7.

Question:                    Okay, and you guys now have trailing 12-month revenue of about $225 million, and I guess the debt load is still hanging around $50 million?

Answer:                           It’s just under $54 million.

Question:                    Okay, so it gives you guys an enterprise value of about $80 million. With $225 million trailing 12, I mean the company’s enterprise value is selling for about, you know, 30 to 40 cents on the dollar on a price-to-sales perspective, and looking at other publicly traded companies, they’re all selling for price-to-sales, you know, in excess of 2½ times.  I mean, there’s a big disparity here, especially looking at the ability for you guys to sell restaurants at $2.25 million a clip.  Do you guys look at more asset sales coming down the road, or do you think you might be able to shoot the gap and get better valuation for the equity?

Answer:                           Jim, as I said in my remarks, we’re always looking at the possibility if a truly advantageous opportunity came along we would consider it, but we would consider it in the context of what our cash needs would be.

Question:                    Okay.  I mean are there opportunities or this is kind of a once in a couple of  year type of situation, or are you actively out looking to sell restaurants at the best value you can get?

Answer                              We are not, this is not a bargain basement operation.  If there is an opportunity to sell something that we do not consider to be strategic, then we would consider selling if we can get what we consider to be a very, very good price.

Question:                    Okay.  I have one more question.  Obviously we had a new hiring this quarter, bringing in another veteran from the restaurant industry to kind of get the legs underneath this Bamboo concept.  If you were to separate Bamboo away from the Friday’s restaurants — as a wholly owned entity, they obviously have better margins than the Friday’s do — what would those margins look like?

Answer:                           Okay, Jim, we haven’t yet concluded that we are ready to go public with breaking the brands out separately and with that, at this point, just say we are going to evaluate that in the future and really wouldn’t comment on that right now.

Question:                    Okay.  I mean, in speaking with Bart previously — I was actually in the city with him the day Changs went public — they went public with like 12 restaurants, and its seems that you guys will be pretty much approaching that area at year end — is Bamboo exclusive tied or locked in by any bank covenants or anything like that; is it wholly owned or unencumbered at this point?

Answer:                           It is unencumbered; it’s a part of our consolidated restaurant group and, as a result of that, its operating results are reflected in the incumbent test under our debts, but we have no separate debt today with respect to Bamboo Club.

Question:                    Okay.  So I mean, if the right investment bank were to approach you, could you carve that entity away from the Friday’s restaurants with 1% margins and, you know, should the economy recover, perhaps get some better upside in the equity by trading that as a separately public entity?  I mean, at the right revenue levels and at the right maturation of the concept?

Answer:                           Let me answer it this way:  we do not contemplate doing anything like this at the present time.  As a result, it would be purely speculative but if an investment bank would come to us with a proposition, we always listen.

Jim:                                                    Okay, great.  Thank you very much.

Caller #2:

Question:                    Nice to see the turnaround.  A couple of questions on the operating expenses.  For the operating expenses, I think we just passed 30% for the first time probably since 1996 and I understand that insurance costs are higher, but are there any costs that we could somehow pare down eventually?

Answer:                           Steve, this is Mike.  I don’t know about the percentage for prior years, I have not gone back and made that comparison.  Many of those costs are not impacted in a quick short term meaningful way.  Some of the things that are included in that category, as I said, are occupancy costs, which really is rent and property taxes and common area maintenance, that really can’t be influenced very directly in the short run.  You have to build sales.  As restaurants  mature and sales mature, the impact of the occupancy costs on a percentage basis comes down.  Because so many of our Bamboo Clubs are relatively young, we would expect that those costs proportionately would come down.  Another big category in there is general liability and workers compensation costs and if you hear what’s going on in California, it is substantially true.  Those costs are going up very, very quickly and we are trying many different things to manage that.  A lot of it doesn’t happen overnight.

Steve, if I may join in here, this is Bill.  You know, two areas that we hope to continue to invest in is that operating expense line.  Actually, one that we continue to invest in, and that’s the advertising and marketing dollars that we hopefully are going to have to put against these two brands.  I hope to be able to put more money and drive top line revenue.  On the Friday’s side, the more top line revenue we drive, the higher royalty payments we are going to make.  So it is a line that’s got a lot of investing lines in; its got a number of key issues that are directly related to driving revenue that’s going to cost us some money, but we certainly look at every one of those items that make up other operating expenses and say, “What can we do?”.  Mike mentioned insurance and we are doing everything we possibly can to look at all of those lines to make sure we can keep them under control.

Question:                    Okay.  The Sacramento restaurants.  Were those built or were they purchased many years ago?  Were they built in the last three or four years?

Answer:                           No, Steve, they were purchased from RJR Restaurant Company in, I’m going to say, 1999, so we’ve had them four years or so.  Oh, I’m sorry, we bought two of them and then we built Roseville three years ago.  So, two purchased, one built.

Question:                    For the software that you are introducing, I guess by next year we should be completed.  What kind of savings, where will we see the savings, on payroll or other operating expenses?

Answer:                           Well, you know the right answer is that we will see the savings through many different categories.  It is two fundamental pieces; it’s a new point of sale, retail software, called Aloha, and it will give us data about what our guests buy, and how often, and when. That will allow us to make decisions with respect to purchasing and pricing and the whole supply chain piece.  The other piece of our technology initiative is a Lawson financial and ERP solution and that’s going to include payroll and HR and we think there are some payroll and G&A savings that come from that.  At the same time, there is higher technology costs to maintain that system.  So, the big ROI is going to be in managing our business and the procurement supply chain inventory management in making more strategic decisions with respect to the customer in mind.

Question:                    Are there any more T.G.I.F. national advertisements expected this year.

Answer:                           We’re in the midst of a TV flight currently that’s just about to end.  Currently, we have one more national TV flight that is scheduled and that will occur in October or November, and that will be a five-week flight, not the customary four-week flight.  They have added one week to the back side of it, so we’ll have that.  And between that, as I mentioned in my remarks, we are also at Main Street’s level, we are adding some radio flighting which will bridge between this TV flight and the scheduled one in October/November.

Question:                    Okay and last question.  Has the T.G.I.F. sales momentum, from I guess May and June, carried over into the third quarter, or have we seen the drop off like we did last year?

Answer:                           As Bart and myself had mentioned in our remarks, and I just said that we are in the middle of a TV campaign, we’ve had a very positive impact in our business when we have been on TV.  That has carried over into the third quarter.  As we have been on TV, the sales inside of Friday’s have been positively impacted.  So, the answer to your question is “yes” currently.

Steve:                                       Thank you gentlemen.

Bart:                                               Thank you Steve.

Caller #3:

Question:                    Good afternoon and congratulations, gentlemen, on a nice quarter.  Great to see it.  Just a couple questions; first being, I think you guys mentioned that Aventura and then Newport were not performing in line with your expectations and/or actually performing poorly.  I wanted to ask, when you opened Aventura, and when you made the decision to open Aventura, there was a lot of excitement around that; I know there is a Cheesecake there and what have you.  What is going on in Aventura and why aren’t you getting — well, if you could just tell us what is going on there.

Answer:                           Well, I think that there are a number of  issues and, again, as I mentioned in my remarks, the initial lease that we negotiated, included provisions that an escalator would be provided for that property.  As you know, Todd, the location is a second story location and there was no direct access except for a stairway which was hidden by a retail box at the bottom of the stairway.  That has since been removed and the escalator will become a very valid primary point of entrance, once it is completed.  The mall made a decision to do a very elaborate execution of that stairway which actually drug out some time in the permitting process.  We had hoped that would have been completed by now.  Our understanding, and we get weekly updates on this, is that it will be completed no later that October 1, which would coincide with the shopping season, and we should have a very, very positive impact on this business.  We believe in that site very, very much.  We think it will perform to the levels of our expectation; the mall is pleased with what we are doing now, based on our current situation that, not only are they responsible for, but is very much needed for that entranceway.  We believe we have a solid operational team there; we think we have a good staff; and we are committed to that site, and, you know, come October, I hope that we will be able to deliver some very positive numbers to show you that that was a very, very good choice of sites.

Question:                    If you guys are allowing Stuart to answer questions.

Answer:                           Unfortunately, you know what, we just came back from California, and Stuart got off the plane and went directly to one of his restaurants.  He’s now out at the Scottsdale store looking over some work that we had done in a small remodel, so his dedication – off the plane and to the restaurant – we’re very proud of and we wish he was here to answer some questions, Todd.

Question:                    Well, let me just ask you one question as it relates to Stuart.  What chain did he have responsibility for as it relates to 170 stores and the half a billion in sales, and when was he running that?

Answer:                           He was most recently at Macaroni Grill, and prior to that he has had some experience at Red Lobster when he was on the Darden side of the business.

Todd:                                        Thank you.

Bart:                                               Thank you, Todd.

End of Questions

BART

Thank you ladies and gentlemen.  We’ll look forward to talking to you sometime in early November when we complete the third quarter and thank you for joining us today.